Exhibit 10.43

THIRD AMENDMENT AND WAIVER

This THIRD AMENDMENT AND WAIVER (this “Amendment”) dated as of November 3, 2005 (the “Closing Date”) with respect to the Credit Agreement referenced below is entered into among NAVIGANT INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the Guarantors (as defined in the Credit Agreement referenced below), the financial institutions from time to time party to the Credit Agreement referenced below as Lenders (the “Lenders”) and Bank of America, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH

WHEREAS, pursuant to the Credit Agreement (as amended, modified and supplemented from time to time, the “Credit Agreement”) dated as of October 31, 2003 among the Borrower, the Guarantors, the Lenders and the Administrative Agent, the Lenders agreed to make extensions of credit to the Borrower.

WHEREAS, the Borrower has requested that the Lenders (a) waive certain Events of Default arising from (i) the Borrower’s failure to deliver the financial statements and related reports required to be delivered on or before October 28, 2005 pursuant to that certain Consent dated as of September 30, 2005 between the Borrower, the Guarantors, the Lenders identified therein and the Administrative Agent (the “Reporting Defaults”) and (ii) any cross-Events of Default now existing or that may arise from the Borrower’s failure to comply with the corresponding provisions of the Term Loan Documents (collectively, the “Cross Defaults” and, together with the Reporting Defaults, the “Existing Events of Default”) and (b) modify the Credit Agreement in certain respects.

WHEREAS, the Required Lenders have agreed to do so, but only pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

2. Limited Waiver. The Required Lenders hereby waive the Existing Events of Default, provided that the foregoing limited waiver shall not be deemed to modify or affect the obligations of the Borrower and the Guarantors to comply with each and every other obligation under the Credit Agreement and the other Loan Documents from and after the date hereof.

3. Amendments. The Credit Agreement is amended in the following respects:

3.1 The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is amended and restated as follows:

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

				Eurodollar Rate Loans		Base Rate Loans
Pricing Tier	Consolidated Total Leverage Ratio	Commitment Fee	Letter of Credit Fee	Revolving Loans	Term Loan	Revolving Loans	Term Loan
I	Less than 2.0:10	0.500%	1.75%	1.75%	2.00%	0.75%	1.00%
II	Greater than or equal to 2.0:1.0 but less than 2.5:1:0	0.500%	2.25%	2.25%	2.50%	1.25%	1.50%
III	Greater than or equal to 2.5:1.0 but less than 3.0:1.0	0.500%	2.75%	2.75%	3.00%	1.75%	2.00%
IV	Greater than or equal to 3.0:1.0 but less than 3.5:1.0	0.500%	3.25%	3.25%	3.50%	2.25%	2.50%
V	Greater than or equal to 3.5:1.0	0.500%	3.25%	3.50%	3.75%	2.50%	2.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Tier V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date such Compliance Certificate is actually delivered, after which date the Applicable Rate based upon such Compliance Certificate shall apply.

3.2 The following new definition is added in Section 1.01 of the Credit Agreement:

“Original Covenants” means the covenants listed on Schedule 1.01 hereto

3.3 The definition of “Permitted Acquisitions” in Section 1.01 of the Credit Agreement is amended and restated as follows:

“Permitted Acquisitions” means Investments consisting of an Acquisition by the Borrower or any Subsidiary, provided that (i) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Effective Date (or any reasonable extensions or expansions thereof), (ii) the Administrative Agent shall have received all items in respect of the Capital Stock or Property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.14, (iii) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (iv) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b), (v) the representations and warranties made by the Loan Parties in any Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (vi) if such transaction involves the purchase of an interest in a partnership between the Borrower (or a Subsidiary of the Borrower) as a general partner and entities unaffiliated with the Borrower or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by the Borrower newly formed for the sole purpose of effecting such transaction, and (vii) the aggregate cash and non-cash consideration (including, without limitation, Indebtedness assumed, deferred purchase price obligations (including, without limitation, earn-out payment obligations) and Capital Stock) paid by the Borrower or any Subsidiary for any Acquisition (or any series of related Acquisitions) shall not exceed $10,000,000; provided, however, notwithstanding the foregoing, from and after November 1, 2005 until such time as the Borrower shall have demonstrated to the reasonable satisfaction of the Administrative Agent that it was, as of the end of the immediately preceding fiscal quarter, in compliance with the Original Covenants, “Permitted Acquisitions” shall mean “none.”

3.4 The following new Sections 7.15, 7.16 and 7.17 are hereby added to the Credit Agreement in the appropriate numerical order:

7.15 Forecasts.

On Thursday of each week, deliver to the Administrative Agent and the Lenders, a consolidated rolling thirteen (13) week forecast of cash flows for the Borrower and its Subsidiaries in substantially the form as that delivered to the Administrative Agent on or around 10/26 (the “Forecast”) together with (except for the initial report) a reconciliation between actual cash flows for the prior week and projected cash flows for such week as set forth in the most recent previous Forecast.

7.16 Financial Statements; SEC Reports.

On or before November 9, 2005 (i) deliver to the Administrative Agent the financial statements required under Section 7.01(b) for the fiscal quarters ended March 27, 2005 and June 26, 2005 and the related Compliance Certificates required to be delivered in connection therewith under Section 7.02(b), and (ii) file with the SEC its quarterly report on Form 10Q for the fiscal quarters ending March 27, 2005, June 26, 2005 and September 25, 2005.

7.17 NASDAQ Re-listing.

On or before February 15, 2006, cause the Borrower to be re-listed on the NASDAQ stock exchange.

3.5 Clause (a) of Section 8.11 of the Credit Agreement is amended and restated in its entirety to read as follows:

(a) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter of the Borrower set forth below to be greater than the ratio set forth below opposite such fiscal quarter:

As of the Fiscal Quarter Ending	Maximum Consolidated Total Leverage Ratio
September 25, 2005	4.30:1.0
December 25, 2005	4.30:1.0
March 26, 2006	4.00:1.0
June 25, 2006	3.80:1.0
September 24, 2006	3.70:1.0
December 31, 2006 and each fiscal quarter thereafter	3.25:1.0

3.6 Clause (b) of Section 8.11 of the Credit Agreement is amended and restated in its entirety to read as follows:

(b) Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio as of the end of any fiscal quarter of the Borrower set forth below to be greater than the ratio set forth below opposite such fiscal quarter:

As of the Fiscal Quarter Ending	Maximum Consolidated Senior Leverage Ratio
September 25, 2005	2.90:1.0
December 25, 2005	2.90:1.0
March 26, 2006	2.65:1.0
June 25, 2006	2.60:1.0
September 24, 2006	2.25:1.0
December 31, 2006 and each fiscal quarter thereafter	2.25:1.0

3.7 Clause (d) of Section 8.11 of the Credit Agreement is amended and restated in its entirety to read as follows:

(d) Consolidated Fixed Charges Coverage Ratio. Permit the Consolidated Fixed Charges Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than the ratio set forth below opposite such fiscal quarter:

As of the Fiscal Quarter Ending	Minimum Consolidated Fixed Charges Coverage Ratio
September 25, 2005	1.70:1.0
December 25, 2005	1.70:1.0
March 26, 2006	1.70:1.0
June 25, 2006	1.70:1.0
September 24, 2006	1.75:1.0
December 31, 2006	1.80:1.0
March 25, 2007 and each fiscal quarter thereafter	2.00:1.0

3.8 Clause (b)(ii) of Section 9.01 of the Credit Agreement is amended and restated in its entirety to read as follows:

(ii) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.05(a), 7.11, 7.15, 7.16, 7.17 or Article VIII; or

3.9 A new Schedule 1.01 is hereby added to the Credit Agreement in the form of Exhibit A attached hereto.

4. Amendment Fee. On the date hereof, the Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders executing this Amendment an amendment fee in an amount equal to one-half of one percent (0.5%) of the aggregate Revolving Commitments of the Lenders and outstanding Term Loans (the “Amendment Fee”).

5. Conditions Precedent. This Amendment shall become effective upon satisfaction of each of the following conditions:

(a) receipt by the Administrative Agent of counterparts to this Amendment executed by the Borrower, the Guarantors, the Administrative Agent and the Required Lenders;

(b) receipt by the Administrative Agent (or any Affiliate, as applicable) of the Amendment Fee for the ratable benefit of the Lenders and any other reasonable fees, costs and charges payable in connection with this Amendment; and

(c) receipt by the Administrative Agent of a fully executed and effective copy of that certain Amendment and Waiver dated as of the Closing Date with respect to that certain Term Loan Credit Agreement dated as of August 29, 2005 among the Borrower, the Guarantors, the Lenders and the Administrative Agent.

6. Loan Document. This Amendment constitutes a “Loan Document” under the Credit Agreement. From and after the date hereof, all references to the Credit Agreement set forth in any other agreement or instrument shall, unless otherwise specifically provided, be references to the Credit Agreement amended by this Amendment and as may be further amended, modified, restated or supplemented from time to time. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein.

7. Representations and Warranties. Each of the Borrowers and the Guarantors hereby represents and warrants that upon the effectiveness of this Amendment the representations and warranties contained in Section 6 of the Credit Agreement and in each other Loan Document are true and correct in all material respects on and as of the date hereof as though made on and as of such date (except (a) those that expressly relate to an earlier period and (b) the representations contained in Sections 6.05(a), 6.05(b) and 6.05(d) of the Credit Agreement in connection with the Borrower’s restatement of financial statements for the fiscal years 2000, 2001, 2002 and 2003, each of the four quarters of fiscal 2003 and the first three quarters of fiscal 2004, as a result of a review of Borrower’s allocation of purchase price between goodwill and customer-related intangibles and other identifiable intangibles for businesses Borrower acquired during 2001 through 2004, and the re-evaluation of the Borrower’s lease accounting practices).

8. Reaffirmation of Guaranty. Each of the Guarantors (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Guarantor’s obligations under the Loan Documents.

9. Reaffirmation of Security Interests. Each of the Borrowers and the Guarantors (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting and

(b) agrees that this Amendment shall in no manner impair or otherwise adversely effect any of the Liens granted in or pursuant to the Loan Documents.

10. No Other Changes. Except as expressly modified hereby, all of the terms and provisions of the Credit Agreement and the Loan Documents shall remain in full force and effect. Nothing contained in this Amendment (a) shall be construed to imply a willingness on the part of the Lenders to grant any similar or future amendment of any of the terms and conditions of the Credit Agreement, and (b) shall in any way prejudice, impair or effect any rights or remedies of the Lenders under the Credit Agreement.

11. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

12. Fees and Expenses. Upon demand therefore, the Borrower agrees to reimburse the Administrative Agent for all fees and expenses incurred by or otherwise payable to the Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) incurred in connection with the negotiation, documentation and preparation of this Amendment.

13. Release. In consideration of the willingness of the Administrative Agent and the Lenders to enter into this Amendment, the Borrower and the Guarantors unconditionally release, waive and forever discharge all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), against the Administrative Agent, the Lenders and each of their respective directors, officers, employees or agents, with respect to any condition, act, omission or event arising in connection with the Credit Agreement and this Amendment.

14. Governing Law. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of North Carolina.

15. Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

16. Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

17. Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

BORROWER:	NAVIGANT INTERNATIONAL, INC., a Delaware corporation

	By:	/s/ JOHN S. COFFMAN
	Name:	John Coffman
	Title:	Senior Vice President and Chief Accounting Officer

GUARANTORS:

NAVIGANT INTERNATIONAL/NORTH CENTRAL, INC., an Illinois corporation

NAVIGANT INTERNATIONAL/SOUTHWEST, LLC, a Delaware limited liability company

CORNERSTONE ENTERPRISES, INC., a Massachusetts corporation

NAVIGANT INTERNATIONAL/SOUTHEAST, INC., a North Carolina corporation

NAVIGANT INTERNATIONAL/NORTHWEST, INC., a Washington corporation

NAVIGANT INTERNATIONAL/NORTHEAST, INC., a Connecticut corporation

NAVIGANT INTERNATIONAL U.K. HOLDINGS, INC., a Delaware corporation

NAVIGANT CRUISE CENTER, INC., a Delaware corporation

NAVIGANT INTERNATIONAL/ROCKY MOUNTAIN, INC., a Colorado corporation

SCHEDULED AIRLINES TRAFFIC OFFICES, INC., a Delaware corporation

PASSAGE INTERNATIONAL, INC., an Oregon corporation

INCENTIVE CONNECTIONS, INC., a New Jersey corporation

	By:	/s/ JOHN S. COFFMAN
	Name:	John Coffman
	Title:	Vice President

NAVIGANT INTERNATIONAL/SOUTH CENTRAL, LP, a Texas limited partnership

By: ATLAS TRAVEL GP, INC., a Texas corporation

	By:	/s/ JOHN S. COFFMAN
	Name:	John Coffman
	Title:	Vice President

NORTHWESTERN TRAVEL SERVICE, LP, a Minnesota limited partnership

By: NWT Newco, Inc., an Illinois corporation, General Partner

	By:	/s/ JOHN S. COFFMAN
	Name:	John Coffman
	Title:	Vice President

[Signature Pages Continue]

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ MOLLIE S. CANUP
	Name:	Mollie S. Canup
	Title:	Vice President

LENDER:	BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

	By:	/s/ BRYAN A. SMITH
	Name:	Bryan A. Smith
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ THOMAS MCCARTHY
	Name:	Thomas McCarthy
	Title:	Vice President

KEY BANK, N.A.

	By:	/s/ JEANNETTE GANOUSIS
	Name:	Jeannette Ganousis
	Title:	Senior Vice President

THE BANK OF NOVIA SCOTIA

	By:	/s/ JOHN QUICK
	Name:	John Quick
	Title:	Managing Director

LASALLE BANK NATIONAL ASSOCIATION

	By:	/s/ NATE PALMER
	Name:	Nate Palmer
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ CATHERINE M. JONES
	Name:	Catherine M. Jones
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., SUCCESSOR BY MERGER TO:
BANK ONE, NA, SUCCESSOR BY MERGER TO: BANK ONE, COLORADO, N.A.

	By:	/s/ C. DIANNE WOOLEY
	Name:	C. Dianne Wooley
	Title:	Vice President

EXHIBIT A

SCHEDULE 1.01 – ORIGINAL COVENANTS

No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

(a) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than (i) 3.75:1.0 for each of the fiscal quarters ending December 31, 2003 and March 31, 2004, (ii) 3.50:1.0 for each of the fiscal quarters ending June 30, 2004, September 30, 2004, December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005, and (iii) 3.25:1.0 for each fiscal quarter ending thereafter.

(b) Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than (i) 2.75:1.0 for each of the fiscal quarters ending December 31, 2003 and March 31, 2004, (ii) 2.50:1.0 for each of the fiscal quarters ending June 30, 2004, September 30, 2004, December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005, and (iii) 2.25:1.0 for each fiscal quarter ending thereafter.

(c) Consolidated Net Worth. Permit Consolidated Net Worth at any time to be less than the sum of (i) an amount equal to eighty-five percent (85%) of Consolidated Net Worth as of the end of the fiscal quarter ending September 30, 2003, increased on a cumulative basis as of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 2003, by an amount equal to 75% of Consolidated Net Income (to the extent positive) for the fiscal quarter then ended (provided that, solely for purposes of this clause (i), the calculation of Consolidated Net Income for the fiscal quarter ending December 31, 2003 shall exclude the effect of all fees, expenses and charges (including make whole payments) associated with the repayment of the Senior Notes and the Existing Credit Agreement) plus (ii) 100% of the proceeds of all equity issuances after the Effective Date.

(d) Consolidated Fixed Charges Coverage Ratio. Permit the Consolidated Fixed Charges Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.0:1.0.

(e) Consolidated Capital Expenditures. Permit Consolidated Capital Expenditures for any fiscal year to exceed an amount equal to twenty percent (20%) of Consolidated EBITDA for the immediately preceding fiscal year.